UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 8, 2013

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Howard Street, San Francisco, CA

94105

(Address of Principal Executive Offices, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On January 8, 2013, The Gymboree Corporation (the “Company”) announced that effective January 14, 2013 (the “Effective Date”) Mark Breitbard was appointed as Chief Executive Officer of the Company and a member of the Board of Directors of the Company. Mr. Breitbard is 44 years old and has not previously held any position or office with the Company.

Mr. Breitbard will join Gymboree from Gap where he most recently served as President of Gap North America, and previously as Executive Vice President of GapKids and babyGap from 2010 until 2011. From 2009 until 2010, Mr. Breitbard served as Chief Merchandising & Creative Officer of its Old Navy brand. Mr. Breitbard joined Gap from Levi Strauss & Co., where he served as President of the Retail Division from 2007 until 2009 and was responsible for all aspects of its retail division, including design, merchandising, marketing, stores and e-commerce. Mr. Breitbard graduated from Vassar College and earned a Master of Business Administration degree from the Haas School of Business at the University of California, Berkeley.

On December 14, 2012, the Company and its indirect parent company, Giraffe Holding Inc. (“Parent”), entered into an employment agreement (the “Agreement”) with Mr. Breitbard. The Agreement has no specified term and provides Mr. Breitbard with an annual salary of $850,000 and an annual cash bonus with a target of 100% and a maximum of 200% of his annual base salary. In addition, Mr. Breitbard is entitled to a one-time signing bonus in the aggregate amount of $1 million payable on the first regularly scheduled payroll date following the Effective Date, which he will be required to repay to the Company if his employment is terminated by the Company for cause or he resigns without good reason within one year of the Effective Date.

Mr. Breitbard is also entitled to receive, as soon as reasonably practicable following the Effective Date, a one-time grant of (i) restricted units of Parent common stock, par value $0.001 per share, with an aggregate fair market value of $1 million, subject to time-based vesting over three years, and (ii) options to purchase 200,000 shares of Parent common stock, subject to time-based vesting over five years. In the event of a change of control of Parent, the restricted units and options will become fully vested immediately prior to the change of control. If Mr. Breitbard’s employment is terminated by the Company without cause or due to his death or disability or if he resigns for good reason, all of his unvested restricted units will become fully vested and a pro-rated portion of his options will become vested.

In the event that Mr. Breitbard’s employment is terminated without cause or if he resigns for good reason, subject to the execution of a release in favor of the Company and compliance with the restrictive covenants, he will be entitled to receive severance in an aggregate amount equal to the sum of (i) 1.5 times his annual base salary payable in equal installments over 18 months, (ii) a pro-rated annual bonus for the year of termination based on actual performance (not to exceed 100% of his target annual bonus) and (iii) the annual bonuses Mr. Breitbard would have been entitled to receive based on actual performance had he remained employed for the 18-month period following the termination of his employment (unless such termination occurs within 90 days prior to or 18 months following a change of control of Parent, in which case the bonus will be based on target). If Mr. Breitbard’s employment is terminated due to death or disability, he will be entitled to receive a pro-rated annual bonus for the year of termination based on actual performance. All bonus-related amounts are payable at the same time such amounts are paid under the annual bonus plan.

Under the terms of the Agreement, Mr. Breitbard will be obligated not to solicit Company employees during and for 18 months following the termination of his employment with the Company and not to disclose confidential and proprietary information during and following his employment.

The foregoing description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1 hereto and which is incorporated by reference herein.

In accordance with the Company’s customary practice, the Company is expected to enter into an indemnification agreement with Mr. Breitbard, which would require the Company to indemnify him against certain liabilities that may arise in connection with his status or service as an officer. The indemnification agreement also would provide for an advancement of expenses incurred by Mr. Breitbard in connection with any proceeding relating to his status as an officer. The foregoing description is qualified in its entirety by the full text of the form of indemnification agreement, which was filed with the SEC as Exhibit 10.73 to the Company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010 filed with the SEC on March 30, 2010, and which is incorporated herein by reference.

There is no arrangement or understanding between Mr. Breitbard and any other person pursuant to which Mr. Breitbard was selected as the Company’s CEO. Except as described herein, there are no existing or currently proposed transactions to which the Company or any of its subsidiaries is a party and in which Mr. Breitbard has a direct or indirect material interest. There are no family relationships between Mr. Breitbard and any of the directors or officers of the Company or any of its subsidiaries.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

No.	Description
10.1	Employment Agreement, dated as of December 14, 2012, between The Gymboree Corporation, Giraffe Holding Inc. and Mark Breitbard.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION
Date: January 8, 2013
	By:	/s/ Lynda G. Gustafson
		Name:	Lynda G. Gustafson
		Title:	Vice President, Corporate Controller

EXHIBIT INDEX

No.	Description
10.1	Employment Agreement, dated as of December 14, 2012, between The Gymboree Corporation, Giraffe Holding Inc. and Mark Breitbard.